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                                  EXHIBIT 21.1

SUBSIDIARIES OF INTERNATIONAL TOTAL SERVICES, INC.

Crown Technical Systems, Inc., an Ohio Corporation
I.T.S. of New York Security, Inc., a New York Corporation Selective Detective Services, Inc., a New Jersey Corporation T.I.S., Incorporated, a Texas Corporation
Certified Investigative Services, Inc., a Texas Corporation International Total Services, Limited, a United Kingdom Company OS Security Services, GMBH, a German company
ITS Security Services, GMBH, a German company
Texas International Services Corp., a Texas Corporation
  (fka Metroplex Control Systems, Inc.)